EXHIBIT 99.1

                          W H I T T I E R   E N E R G Y
                           WHITTIER ENERGY CORPORATION



FOR IMMEDIATE RELEASE:              March 3, 2004

Houston, Texas

Whittier Energy Corporation Announces Year-End Proved Reserves

Whittier Energy Corporation (the "Company") (OTCBB: WHIT) announced today that its 2003 year-end estimated proved reserves increased 8.8% to a record 1,960,937 barrels of oil equivalent ("Boe") compared to 1,802,768 Boe as of December 31, 2002. The Company's year-end proved reserves consist of 1,462,770 barrels of oil and 2,989 million cubic feet of gas ("Mmcf"), of which 97% is considered proved developed producing. The Company replaced approximately 166% of its 2003 production during the year and doubled its year-end gas reserves from 1,406 Mmcf as of December 31, 2002. The Company's year-end reserves were prepared by an independent, third-party reservoir engineering firm.

Bryce Rhodes, the Company's President and CEO, said "We are excited about our increase in proved reserves during 2003, which was driven through the direct acquisition of oil and gas properties, our merger with Olympic Resources Ltd., and our participation in some exciting drilling projects that have all added significant value to the Company. Our reserve base, consisting almost entirely of proved developed producing reserves, provides us with an excellent platform to continue growing the Company, especially given the current commodity price environment."

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.

Forward-Looking Statements: Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

Contact:

Whittier Energy Corporation
Bryce W. Rhodes, (760) 943-3959
www.whittierenergy.com